Exhibit 2.1

English Translation of a Chinese Document

Share Transfer Agreement

Party A: Mr. Yik Chun Hung

Address: No. 11294, Wah Ching House, Wah Fu Estate, Aberdeen

Party B: Max Regal Holdings Limited

Address: RM A 15/F FORTIS TOWER 77-79 GLOUESTER RD WANCHAI HK

Authorized Representative: Ma Zhumei       Position: Executive Director      Nationality: Philippines

Whereas Party A, as the sole investor, incorporated Jinjiang Yiheng Shoes Material Co., Ltd. (hereinafter referred to as the “Company”) in Quanzhou, Fujian, P.R.C. and for the need of development, Party A is planning to transfer all the shares of the Company to Party B, this Share Transfer Agreement is hereby entered into regarding relevant matters with contents as follows:

1.	Party A is willing to transfer all the shares of the Company (contributable amount: HKD 20,000,000, paid in amount: HKD 16,000,000.00, accounting for 100% of the registered capital) to Party B at the price of HKD 16,000,000.00, while Party B is willing to accept the shares transferred by Party A and it will make the payment for the share transfer amounting to HKD 16,000,000.00 to Party A in cash within three (3) months as of the change registration of the Company.

2.	The Company shall be operated by Party B as the sole investor after the share transfer.

3.	The unpaid part of the registered capital of the Company amounting to HKD 4,000,000.00 shall be paid in by Party B within the period as approved by the JJMW [2013] No. 281 Document. The Company’s investor shall assume limited liabilities for the company to the extent of the Company’s registered capital.

4.	This Agreement shall apply and be interpreted in pursuance of the laws of the People’s Republic of China.

5.	The terms hereof shall be mutually observed by Party A and Party B. In the event of any violation by either party, the default party shall compensate the other party for all the loss caused thereby.

6.	Dispute resolution: any dispute arising from any term hereunder between both parties hereto shall be resolved in the principle of equality and mutual benefits through consultation, and if such consultation fails, an appeal shall be made to a local people’s court.

7.	This Agreement is entered into by and between Party A and Party B and shall come into force upon approval by a competent verification and approval authority.

8.	This Agreement is made in sextuple, of which Party A and Party B shall hold one copy, respectively; the Company shall archive one copy, and a superior competent authority shall keep two copies as record.

Party A: Mr. Yik Chun Hung

Signature: Yik Chun Hung [signature]

For and on behalf of

English Translation of a Chinese Document

Max Regal Holdings Limited

Party B: Max Regal Holdings Limited

Authorized Signature: Ma Zhumei

Executed in the Meeting Room of the Company on December 15, 2014